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                                                                      Exhibit 12


                          Fulton Financial Corporation
                Computation of Ratio of Earnings to Fixed Charges
                             (dollars in thousands)


                                                   Quarter Ended                                 Year Ended
                                                      March 31                                   December 31
                                                  2005        2004          2004        2003         2002        2001        2000
Income before taxes, extraordinary items
   and cumulative effect of changes in
   accounting principles                        $ 59,570     $50,993       $218,181    $197,543     $189,416    $159,956    $151,271
                                             ------------------------   ------------------------------------------------------------

Fixed charges:
   Interest on Deposits                         $ 27,808     $20,350       $ 89,779    $ 94,198     $125,394    $186,969    $187,601
   Interest on borrowings                       $ 14,754     $10,619       $ 46,215    $ 36,896     $ 32,825    $ 40,993    $ 56,273
                                             ------------------------   ------------------------------------------------------------

     Total fixed charges                        $ 42,562     $30,969       $135,994    $131,094     $158,219    $227,962    $243,874
                                             ------------------------   ------------------------------------------------------------

Income before taxes, extraordinary items
   and cumulative effect of changes in
   accounting principles and fixed charges      $102,132     $81,962       $354,175    $328,637     $347,635    $387,918    $395,145
                                             ------------------------   ------------------------------------------------------------

Ratio of earning to fixed charges                    2.4         2.7            2.6         2.5          2.2         1.7         1.6

Income before taxes, extraordinary items
   and cumulative effect of changes in
   accounting principles and fixed charges
    less interest on deposits                   $ 74,324     $61,612       $264,396    $234,439     $222,241    $200,949    $207,544
                                             ------------------------   ------------------------------------------------------------

Ratio of earning to fixed charges less
   interest on deposits                              5.0         5.8            5.7         6.4          6.8         4.9         3.7
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